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                        [COOLEY GODWARD LLP LETTERHEAD]





July 13, 2000

Repeater Technologies, Inc.
1150 Morse Avenue
Sunnyvale, CA 94089

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Repeater Technologies, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to 5,462,500 shares of the Company's Common Stock (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; and (ii) assumed that the Common Stock will be sold by the underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ MARK P. TANOURY
   --------------------------
   Mark P. Tanoury